Exhibit 99.1


                             [LOGO OF OLD NATIONAL]

                       P.O. Box 718  o  Evansville, IN 47705
                                NYSE Symbol: ONB

NEWS RELEASE

SUBJECT: OLD NATIONAL REPORTS STRONG REBOUND IN EARNINGS FROM FOURTH QUARTER OF 2003; LOAN LOSS PROVISION REDUCED BY $18.5 MILLION.

DATE:     April 22, 2004

For Further Information Call: John Poelker - (812) 461-9099
                              Executive Vice President - Chief Financial Officer

                              Lynell Walton - (812) 464-1366
                              Assistant Vice President - Investor Relations


Old National Bancorp (NYSE: ONB) announced that its first-quarter earnings were $.29 per share, a $.21 per share improvement over the $.08 per share earned in the fourth quarter of 2003. Fourth-quarter 2003 earnings were negatively impacted by a $26.0 million provision for loan losses and a $10.0 million charge in connection with the settlement of litigation. Net income for the first quarter of 2004 was $19.5 million compared to $5.3 million in the fourth quarter of last year.

In commenting on the results, Interim Chairman of the Board Larry Dunigan observed, "We are very pleased that earnings and credit quality have stabilized following last year's disappointing results. While we recognize that we have a lot of work before us, the reduced level of net charge-offs during the quarter, the lowest level since the second quarter of 2002, and the preliminary indications of the benefits that we expect to realize from Project ASCEND are very positive signs."

Total assets of the company at March 31, 2004, were $9.259 billion compared to $9.354 billion at December 31, 2003, and $9.725 billion at March 31, 2003. The reduction in the asset size of the company over the last 12 months has been impacted by the reduced level of mortgage assets due to heavy refinancing levels during most of 2003 and a reduction in the size of the company's investment portfolio. Total shareholders' equity at March 31, 2004, was $740.9 million compared to $743.0 million at March 31, 2003, and represented a book value of $11.15 per share compared to $11.13 per share at the same date last year.

When compared to net income for the first quarter of 2003, first quarter results were lower by $6.8 million or $.10 per share. Lower net interest income from a reduced level of earning assets and increased operating expenses were the major contributors to the decline.

Credit Quality

Net charge-offs for the first quarter of 2004 were $3.5 million, a significant decrease from the $20.8 million during the fourth quarter of 2003 and the $12.7 million net charge-offs during the first quarter of 2003. Net charge-offs for the full year 2003 were $68.1 million. The first quarter net charge-offs represented .25% of total average loans on an annualized basis compared to 1.21% for the full year 2003.

The provision for loan losses during the first quarter was $7.5 million. The provision during the same quarter of 2003 was $9.0 million and the provision for the fourth quarter of 2003 was $26.0 million.

Non-performing loans at March 31, 2004, were $107.1 million compared to $104.6 million at December 31, 2003, and $116.5 million at March 31, 2003. While the level of non-performing loans has remained relatively unchanged over the last three quarters, the total portfolio of loans identified by the company as problem credits continues to decline. Total classified and criticized loans at March 31, 2004, were $526.4 million compared to $559.6 million at December 31, 2003, and $652.4 million at March 31, 2003.

The reserve for loan losses at March 31, 2004, was $108.6 million compared to $104.6 million at December 31, 2003, and $84.0 million at March 31, 2003. As a percentage of total loans, the reserve at March 31, 2004, stood at 1.95% compared to 1.49% at the same date last year.

Balance Sheet & Funding

Weak commercial loan demand throughout most of the company's non-urban markets continues to adversely affect the growth of earning assets. Commercial loans at March 31, 2004, were $3.445 billion, a slight reduction in outstandings from the $3.467 billion at December 31, 2003. This decrease reflects a combination of economic conditions in the region and the company's continuing focus on improving the quality of the portfolio.

Consumer lending, on the other hand, continues to show very strong growth as a result of significant enhancements to marketing and customer contact programs. Consumer loans outstanding at March 31, 2004, were $1.175 billion, an 11.9% increase over the $1.050 billion outstanding at the same date last year.

Residential mortgage loans outstanding were virtually unchanged since the end of 2003 as new loans originated and held on the balance sheet replaced the maturities and pre-payments of existing loans. Old National continues to sell a large portion of its originations into the secondary market.

In a continuation of a strategy begun during the third quarter of 2003, the company is reducing its investment portfolio assets in recognition of the narrow spreads available on those assets in the current rate environment. During the quarter, $205.4 million of investment portfolio assets were sold, resulting in gains of $2.0 million.

Total core deposits at March 31, 2004, were $6.030 billion, a reduction of $90.5 million from December 31, 2003, and $33.9 million below March 31, 2003, levels.

The mix of the core deposit funding pool, however, has changed quite significantly over the last 12 months, reflecting the company's increased focus on growing and retaining lower-cost transaction accounts. Demand deposits, NOW accounts, and money market and savings accounts have grown by $209.4 million since March 31, 2003, with this growth more than offset by a $243.2 million reduction in higher cost CDs.

The company's reliance on wholesale borrowed funds continues to diminish reflecting the reduction in earning assets and stable levels of total core deposits. Total wholesale borrowed funds at March 31, 2004, were $2.360 billion, $402.2 million less than at the same date in 2003.

Net Interest Income

Net interest income during the first quarter of 2004 was $71.2 million representing a net interest margin on total earning assets of 3.37%. The reduction in net interest income from the $72.5 million earned during the fourth quarter of 2003 was primarily attributable to the reduction in loans and investments during the quarter as the net interest margin remained unchanged from the fourth quarter of 2003.

When compared to the first quarter of 2003, net interest income and net interest margin both showed reductions, reflecting the smaller portfolio of earning assets and the lower levels of interest rates. Total average earnings assets during the first quarter of 2004 were $334.5 million, or 3.8%, lower than during the comparable period in 2003. All of this decrease was in investment portfolio assets and residential mortgages.

Other Income

Total fees and service charge revenues during the first quarter of 2004 were $43.6 million, a $3.1 million increase over the fourth quarter of 2003 and 8.5% ahead of the $40.2 million recorded in the first quarter of 2003. When compared to both the fourth quarter and first quarter of 2003, strong performance of the insurance agency operations and the growth of brokerage and investment product sales, including annuities, more than offset the lower level of revenue from mortgage banking operations.

Insurance revenue during the first quarter of 2004 was $14.5 million compared to $8.2 million in the first quarter of 2003 and $11.9 million in the fourth quarter of 2003. The growth in this increasingly important line of business compared to 2003 reflects both internally generated revenue growth and the acquisitions made during 2003. Most of the improvement in revenue compared to the fourth quarter reflects the receipt of annual loss experience commission adjustments from the insurance companies with whom the agencies place business.

Mortgage banking revenue during the quarter was negative, as the impairment adjustment to the carrying value of the company's mortgage servicing rights asset was greater than sales, origination and servicing revenues. The mortgage servicing rights impairment charge for the quarter was $1.4 million. The impairment adjustments in the fourth and first quarters of 2003 were a recovery of prior impairment charges of $0.2 million during the fourth quarter and an impairment charge of $2.3 million in the first quarter.

Other Expense

Operating expenses for the first quarter of 2004 were $80.5 million, up slightly from the $80.1 million incurred during the fourth quarter of 2003 and a $10.3 million increase over the first quarter of 2003. Following is a discussion of the changes from the fourth and first quarters of last year.

First quarter 2004 vs. fourth quarter 2003

Personnel-related expenses during the first quarter were $49.3 million compared to $39.8 million during the fourth quarter of 2003, an increase of $9.5 million. Of this increase, $7.8 million can be accounted for by two items, executive severance payments and changes that occurred in incentive accruals.

During the first quarter of 2004, three senior executives, including the CEO, left the company and received severance payments totaling $2.9 million. In addition, during the fourth quarter of last year the company reversed previously accrued incentive expenses of $2.5 million to reflect the fact that 2003 earnings fell below contractual payment thresholds and no payments were earned by the participants in these programs for 2003. During the first quarter of 2004, $2.4 million was accrued for these types of incentives for anticipated 2004 earnings resulting in an increase in expenses compared to the fourth quarter of $4.9 million.

Other expenses during the quarter were $31.2 million, a reduction of $9.1 million from the fourth quarter. The principal reason for this significant reduction was the $10.0 million expense incurred during the fourth quarter in connection with the settlement of litigation. In addition, the company incurred losses and write-downs of $1.4 million on foreclosed real estate during the first quarter of 2004.

First quarter 2004 vs. first quarter 2003

Personnel expenses during the first quarter exceeded those incurred during the same quarter of 2003 by $7.6 million or 18.3%. Principal contributors to this increase were the $2.9 million severance payments, $3.0 million of increased personnel expenses from the acquisition of insurance agencies that occurred after the first quarter of last year, and an increase in incentive expenses of $2.0 million. The incentive increase reflects the $2.4 million accrued during the first quarter of 2004 with the $0.4 million accrual during the first quarter of 2003.

Other expenses increased $2.7 million compared to the first quarter of 2003. This change is also explained by the $1.4 million of foreclosed real estate expenses during the first quarter of this year and approximately $1.0 million of expenses at the acquired insurance agencies.

Project ASCEND

Separately, the company's ASCEND project, a company-wide program announced in late 2003 to improve operating efficiency and fund significant new business growth, is nearing the implementation phase. All initiatives arising from the project are scheduled to be fully implemented over the next 18 months. Once fully implemented, Old National expects to realize approximately $55-$60 million in annualized pre-tax earnings from the project, excluding one-time implementation charges which will be recognized in the second quarter of 2004. Approximately 65%-70% of the annualized benefit is expected to come from efficiency improvement/cost reduction initiatives and the remainder is expected to come from high impact revenue enhancement initiatives.

ASCEND project teams scrutinized every area of the company and identified opportunities to increase efficiency while still maintaining Old National's trademark high, personalized service levels. Over 800 approved ideas address how to grow business, use new technology, streamline processes, and more effectively serve clients and shareholders.

"During the past four months, over 200 managers and associates worked with extraordinary passion and professionalism to analyze over 3,000 specific ideas. The ideas were sourced from all areas and all levels within the organization," said Mike Hinton, President. "Associates challenged old assumptions and analyzed new ideas that will drive us to be a more highly performing company that responds expertly to clients' needs and demands. We are now coordinating the implementation of approved ideas to improve efficiency and to fund new initiatives.

"To accomplish this change, a number of positions will be affected," Hinton noted. "We are committed to accomplishing position eliminations through a hiring slowdown, attrition and redeployment of affected people wherever possible. As a result, less than 10% of our workforce of 3,200 employees will be affected," indicating that actual terminations would be limited to approximately 300 individuals. Hinton continued, "We firmly believe that this effort will make Old National a much stronger company and that employment opportunities overall will be enhanced by working for a more successful, more efficient company."

It is anticipated that final financial projections of the details of the program, including estimates of one-time charges to be taken in connection with implementation, will be announced in the latter part of the second quarter.

Project ASCEND was conducted with the assistance of EHS Partners, a global advisory firm that specializes in helping companies achieve dramatic earnings improvements.



Old National Bancorp, a $9.3 billion financial holding company headquartered in Evansville, IN, employs 3,200 professionals who advise, design and facilitate financial solutions to help clients reach their goals. Founded in 1834, Old National has grown to include client-focused financial services operations in Indiana, Illinois, Ohio, Kentucky, Tennessee and Missouri. With a special attention to service quality, Old National provides individuals and businesses financial solutions through a broad range of banking services as well as trust and investment services, insurance brokerage services and investment products.

Old National will hold its first-quarter Conference Call at 9:30 a.m. Central on Friday, April 23, 2004. The live audio Webcast of the conference call will be available on the company's Shareholder Relations Web page at www.oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 12:30 p.m. Central on April 23 through 12:00 midnight on May 7. To access the replay, dial 1-888-203-1112, confirmation code 712744.


                            FORWARD-LOOKING STATEMENT

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Internal and external factors that might cause such a difference include, but are not limited to, market, economic, operational, liquidity, credit and interest rate risks associated with Old National's business, competition, government legislation and policies, ability of Old National to execute its business plan and implement the ASCEND project initiatives, credit quality trends and the ability to generate loans, and other matters discussed in this news release. Actual results could materially differ from those contained in or implied by such statements. Old National undertakes no obligation to release revisions to these forward-looking statements or reflect events or conditions after the date of this release.

Old National Bancorp
Financial Highlights
($ in thousands except per share data)

                                  Three-Months Ended
                                       March 31
--------------------------------------------------------------------------------------
                                                 2004          2003          Change
--------------------------------------------------------------------------------------
Income Data:
--------------------------------------------------------------------------------------
Net Interest Income (FTE)                     $   71,197    $   76,185    $   (4,988)
--------------------------------------------------------------------------------------
Fee and Service Charge Income                     43,643        40,190         3,453
--------------------------------------------------------------------------------------
Securities Gains                                   1,985         2,730          (745)
--------------------------------------------------------------------------------------
Total Revenue (FTE)                              116,825       119,105        (2,280)
--------------------------------------------------------------------------------------
Provision for Loan Losses                          7,500         9,000        (1,500)
--------------------------------------------------------------------------------------
Other Expense                                     80,453        70,165        10,288
--------------------------------------------------------------------------------------
Income before Taxes                               28,872        39,940       (11,068)
--------------------------------------------------------------------------------------
Provision for Taxes (FTE)                          9,363        13,680        (4,317)
--------------------------------------------------------------------------------------
Net Income                                        19,509        26,260        (6,751)
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
Per Share Data: (Diluted) (1) (2)
--------------------------------------------------------------------------------------
Net Income                                           .29           .39          (.10)
--------------------------------------------------------------------------------------
Net Income (Cash Basis) (3)                          .30           .40          (.10)
--------------------------------------------------------------------------------------
Average Diluted Shares Outstanding                66,460        66,945          (485)
--------------------------------------------------------------------------------------
Book Value at 3-31                                 11.15         11.13            .02
--------------------------------------------------------------------------------------
Stock Price at 3-31                                22.60         20.38           2.22
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
Performance Ratios: (Based on Net Income)
--------------------------------------------------------------------------------------
Return on Average Assets                             .84%         1.11%          (.27)
--------------------------------------------------------------------------------------
Return on Average Equity (4)                       10.68         14.03          (3.35)
--------------------------------------------------------------------------------------
Net Interest Margin (FTE)                           3.37          3.46           (.09)
--------------------------------------------------------------------------------------
Other Expense to Revenue (Efficiency Ratio)        68.87         58.91           9.96
--------------------------------------------------------------------------------------
Net Charge-offs to Average Loans (5)                 .25           .89           (.64)
--------------------------------------------------------------------------------------
Reserve for Loan Losses to Ending Loans (5)         1.95          1.49            .46
--------------------------------------------------------------------------------------
Non-Performing Loans to Ending Loans (5)            1.92          2.07           (.15)
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
Balance Sheet:                                                                % Change
--------------------------------------------------------------------------------------
Average Assets                                 9,253,185     9,501,210          (2.6)%
--------------------------------------------------------------------------------------
End of Period Balances:
--------------------------------------------------------------------------------------
Assets                                         9,259,334     9,725,176          (4.8)
--------------------------------------------------------------------------------------
Commercial and Consumer Loans                  4,620,498     4,612,581            .2
--------------------------------------------------------------------------------------
Residential Real Estate Loans (5)                957,051     1,027,328          (6.8)
--------------------------------------------------------------------------------------
Core Deposits (Excluding Brokered CDs)         6,029,977     6,063,839           (.6)
--------------------------------------------------------------------------------------
Shareholders' Equity                             740,861       743,037           (.3)
--------------------------------------------------------------------------------------

(FTE) Fully taxable equivalent basis.
(1) All share and per share data have been adjusted for stock dividends and stock splits.
(2)  Assumes conversion of stock options.
(3)  Excludes after-tax impact of amortization of intangible assets.
(4) Based on average shareholders' equity of $730,507 and $748,558, respectively, for 2004 and 2003.
(5)  Includes residential loans held for sale.

Old National Bancorp
Financial Highlights
($ in thousands except per share data)

                                                     Three-Months Ended
-------------------------------------------------------------------------------------
                                               March 31,    December 31,
                                                 2004          2003         Change
-------------------------------------------------------------------------------------
Income Data:
-------------------------------------------------------------------------------------
Net Interest Income (FTE)                     $   71,197    $   72,490    $   (1,293)
-------------------------------------------------------------------------------------
Fee and Service Charge Income                     43,643        40,542         3,101
-------------------------------------------------------------------------------------
Securities Gains                                   1,985             1         1,984
-------------------------------------------------------------------------------------
Total Revenue (FTE)                              116,825       113,033         3,792
-------------------------------------------------------------------------------------
Provision for Loan Losses                          7,500        26,000       (18,500)
-------------------------------------------------------------------------------------
Other Expense                                     80,453        80,126           327
-------------------------------------------------------------------------------------
Income before Taxes                               28,872         6,907        21,965
-------------------------------------------------------------------------------------
Provision for Taxes (FTE)                          9,363         1,631         7,732
-------------------------------------------------------------------------------------
Net Income                                        19,509         5,276        14,233
-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
Per Share Data: (Diluted) (1) (2)
-------------------------------------------------------------------------------------
Net Income                                           .29           .08           .21
-------------------------------------------------------------------------------------
Net Income (Cash Basis) (3)                          .30           .09           .21
-------------------------------------------------------------------------------------
Average Diluted Shares Outstanding                66,460        66,728          (268)
-------------------------------------------------------------------------------------
Book Value                                         11.15         10.75           .40
-------------------------------------------------------------------------------------
Stock Price                                        22.60         21.76           .84
-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
Performance Ratios: (Based on Net Income)
-------------------------------------------------------------------------------------
Return on Average Assets                             .84%          .22%          .62
-------------------------------------------------------------------------------------
Return on Average Equity (4)                       10.68          2.92          7.76
-------------------------------------------------------------------------------------
Net Interest Margin (FTE)                           3.37          3.37            --
-------------------------------------------------------------------------------------
Other Expense to Revenue (Efficiency Ratio)        68.87         70.89         (2.02)
-------------------------------------------------------------------------------------
Net Charge-offs to Average Loans (5)                 .25          1.48         (1.23)
-------------------------------------------------------------------------------------
Reserve for Loan Losses to Ending Loans (5)         1.95          1.87           .08
-------------------------------------------------------------------------------------
Non-Performing Loans to Ending Loans (5)            1.92          1.87           .05
-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
Balance Sheet:                                                               % Change
-------------------------------------------------------------------------------------
Average Assets                                 9,253,185     9,402,518          (1.6)%
-------------------------------------------------------------------------------------
End of Period Balances:
-------------------------------------------------------------------------------------
Assets                                         9,259,334     9,353,896          (1.0)
-------------------------------------------------------------------------------------
Commercial and Consumer Loans                  4,620,498     4,630,695           (.2)
-------------------------------------------------------------------------------------
Residential Real Estate Loans (5)                957,051       955,760            .1
-------------------------------------------------------------------------------------
Core Deposits (Excluding Brokered CDs)         6,029,977     6,120,505          (1.5)
-------------------------------------------------------------------------------------
Shareholders' Equity                             740,861       715,490           3.5
-------------------------------------------------------------------------------------

(FTE) Fully taxable equivalent basis.
(1) All share and per share data have been adjusted for stock dividends and stock splits.
(2)  Assumes conversion of stock options.
(3)  Excludes after-tax impact of amortization of intangible assets.
(4) Based on average shareholders' equity of $730,507 and $723,637, respectively, for March 31, 2004, and December 31, 2003.
(5)  Includes residential loans held for sale.

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